Exhibit 10.35

KULICKE AND SOFFA INDUSTRIES, INC.
2009 EQUITY PLAN
Restricted Share Unit Award Agreement

This Restricted Share Unit Award Agreement (the “Agreement”) dated as of October 6, 2015 (the “Award Date”) is between Kulicke and Soffa Industries, Inc. (the “Company”) and Jonathan Chou (the “Participant”) pursuant to the Kulicke and Soffa Industries, Inc. 2009 Equity Plan (the “Plan”). Capitalized terms that are not defined herein shall have the same meanings given to such terms in the Plan.

WHEREAS, the Committee has authorized the grant to the Participant of Restricted Share Units in accordance with the provisions of the Plan, a copy of which is attached hereto; and

WHEREAS, the Participant and the Company desire to enter into this Agreement to evidence and confirm the grant of such Restricted Share Units on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.
Grant of Restricted Share Units. The Company hereby grants to the Participant an Award of 100,000 Restricted Share Units. Upon fulfillment of the requirements set forth below, the Participant shall have the right to receive one share of Common Stock of the Company (“Share”) for each earned Restricted Share Unit. This grant is in all respects limited and conditioned as hereinafter provided, and is subject in all respects to the terms and conditions of the Plan now in effect and as it may be amended from time to time (but only to the extent that such amendments apply to outstanding grants of Restricted Share Units). Such terms and conditions are incorporated herein by reference, made a part hereof, and shall control in the event of any conflict with any other terms of this Agreement.

2.
Restricted Share Unit Vesting. Except as otherwise provided herein, provided that the Participant remains in continuous service through the applicable vesting date, the Participant shall vest in the Restricted Share Units granted under this Agreement (as stated in Paragraph 1), as follows:

a.	If the Participant remains employed as the Chief Executive Officer of the Company until the third anniversary of the Award Date, all of the Restricted Share Units shall vest.

b.
If a person other than the Participant is employed as the Chief Executive Officer of the Company prior to the third anniversary of the Award Date, then a portion of the Restricted Share Units shall vest based on the number of whole or partial months Participant served as Chief Executive Officer from the award date to the effectiveness of the appointment of the new Chief Executive Officer. For example, if the Participant serves as Chief Executive Officer for eight and one half months, 9/36 of the Restricted Share Units granted under this Agreement shall vest at the subsequent month end.

c.	50 percent of the Restricted Share Units that do not vest in accordance with subparagraph (b) above, if any, shall vest on the third anniversary of the Award Date.

Subject to Paragraph 4, any Restricted Shares Units that have not vested in accordance with the foregoing vesting schedule shall be forfeited on the third anniversary of the Award Date.

3.
Delivery of Shares upon Vesting. For each vested Restricted Share Unit, one Share shall be delivered to the Participant as soon as administratively practicable following the vesting date, but no later than the fifteenth day of the third month following the end of the calendar year in which such vesting date occurs.

4.
Termination of Service. Subject to the following paragraph, if the Participant terminates employment with the Company and Related Corporations for any reason (including death and Disability), all unvested Restricted Share Units at the time of such termination of employment shall be forfeited.

In the event of (a) Participant’s involuntary termination without Cause or termination due to death prior to the third anniversary of the Award Date, then, as of the date of such termination, a number of Restricted Share Units shall vest equal to (i) 100% of the

Restricted Share Units that would have vested under Paragraph 2(b) upon the appointment of a new Chief Executive Officer as of such termination date plus (ii) 100% of the unvested Restricted Share Units that would have otherwise vested thereafter under Paragraph 2(c) if Participant had remained employed through the third anniversary of the Award Date; and (b) Participant’s involuntary termination due to Disability prior to the third anniversary of the Award Date, then, as of the date of such termination, a number of Restricted Share Units shall vest equal to (i) 100% of the Restricted Share Units that would have vested under Paragraph 2(b) upon the appointment of a new Chief Executive Officer as of such termination date plus (ii) a pro-rata portion of the unvested Restricted Share Units that would have otherwise vested thereafter under Paragraph 2(b) if Participant had remained employed through the third anniversary of the Award Date (based on the number of whole months worked during the Post-Interim Period compared to the total number of months in such period).

5.
Adjustment in Capitalization. In the event any stock dividend, stock split, or similar change in the capitalization of the Company affects the number of issued Shares such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Award, then the number of Restricted Share Units shall be proportionately adjusted as provided under the terms of the Plan. Unless the Committee determines otherwise, the number of Restricted Share Units subject to this Award shall always be a whole number.

6.
Certain Corporate Transactions. In the event of a corporate transaction (as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), each outstanding Award shall be assumed by the surviving or successor entity; provided, however, that in the event of a proposed corporate transaction, the Committee may terminate all or a portion of any outstanding Award, if it determines that such termination is in the best interests of the Company.

If the Participant will, following the corporate transaction, be employed by or otherwise providing services to an entity which is a surviving or acquiring entity in such transaction or an affiliate of such an entity, the Committee may, in lieu of the action described above with respect to outstanding Awards, arrange to have such surviving or acquiring entity or affiliate grant to the Participant a replacement award which, in the judgment of the Committee, is substantially equivalent to the Award.

7.
Change in Control. Notwithstanding any other provisions of this Agreement, in the event a Change in Control (as defined in the Plan) occurs and the surviving or successor entity does not agree to assume the Restricted Share Unit Award, Shares covered by the Restricted Share Unit Award not previously forfeited shall become fully vested and such Shares shall be delivered to the Participant. If the surviving or successor entity agrees to assume the outstanding Restricted Share Unit Award and the Participant is terminated without Cause (as defined in the Plan) prior to the twenty-four (24) month anniversary of the Change in Control, then as of the date of such termination of employment, Shares covered by the Restricted Share Unit Award not previously forfeited shall become fully vested and such Shares shall be delivered to the Participant.

8.
Restrictions on Transfer. Restricted Share Units may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except by will or the laws of descent and distribution.

9.
Withholding of Taxes. The obligation of the Company to deliver Shares shall be subject to applicable Federal, state and local tax withholding requirements. The Committee may require the Participant to remit to the Company an amount sufficient to satisfy the withholding requirements or may, in its discretion, permit or require the Participant, subject to the provisions of the Plan and withholding rules established by the Committee, to satisfy the withholding tax, in whole or in part, by electing to have the Company withhold Shares (or by returning previously acquired Shares to the Company). Such election must be made in compliance with and subject to the withholding rules, and the Company may limit the number of Shares withheld to satisfy the minimum tax withholding requirements to the extent necessary to avoid adverse accounting consequences.

10.
No Rights as a Shareholder. Until Shares are issued, if at all, in satisfaction of the Company’s obligations under this Award, in the time and manner specified above, the Participant shall have no rights as a shareholder.

11.
No Right to Continued Employment. Neither the execution and delivery hereof nor the granting of the Award shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any of its Related Corporations to employ or continue the employment of the Participant for any period.

12.
Governing Law. The Award and the legal relations between the parties shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the principles of conflicts of law).

13.	Signature in Counterpart. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

14.
Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Company or the Participant or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

15.	Amendment. This Agreement may not be altered, modified or amended except by a written instrument signed by the Company and the Participant.

16.	Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Participant has executed this Agreement in duplicate as of the day and year first above written.

KULICKE AND SOFFA INDUSTRIES, INC.

By:____________________________________
Name:    Lester Wong
Title: Senior Vice President, Legal Affairs and General Counsel

By:____________________________________
Participant